Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
2012 SALES AND EARNINGS

 Eau Claire, Wisconsin (February 15, 2013) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2012 sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “There were few surprises in top line results for the Company’s three business segments.  The Housewares/Small Appliance segment enjoyed a net sales increase of 10.8% over the prior year, stemming in large part from shipments of diversified products developed to offset the impact of the retail trend towards private label offerings.  Defense segment sales were likewise strong, increasing by 21.1% from 2011 levels, reflecting in significant part shipments from its backlog of Department of Defense orders.  These increases were partially offset by the anticipated reduction in Absorbent Product segment net sales resulting principally from the decline in shipments to a significant customer.  That customer opened its own facility during fourth quarter 2011.  Its orders have continued but at a dramatically reduced pace.  Although partially offset by shipments to new customers, added through the segment’s customer diversification program, net sales were down 15.7%.”

“In terms of net income, only the Defense segment’s results were in the range of expectations.  All three segments’ operating earnings were affected by events that were largely extrinsic to normal operations.  Increased Housewares/Small Appliance product and ocean freight costs served to offset much of the benefit from the enhanced sales.  Nonetheless operating earnings would have increased slightly over those realized in 2011, but for increased litigation costs stemming from lawsuits of a spurious nature and increased corporate employee health and accident costs.  The Defense segment’s operating earnings were up only nominally from prior year levels despite the sales increase, in part due to a less favorable mix and reduced margins related to the five-year 40mm contract awarded in 2010.  The earnings were also negatively affected by the final classification of a portion of last year’s less lethal business purchase price, as intangibles.  Initially, these assets were classified on a provisional basis as goodwill.  Unlike goodwill, intangibles can be written off and in the case of the less lethal business, are being written off over time.  The Absorbent Product segment’s operating earnings were completely overshadowed by a sizable one-time write-off of equipment and receivables attributed to a foreign independent manufacturing facility’s financial difficulties.  Although future recovery of some portion of the write-off is possible, given the uncertainties engendered by the facility’s government’s legal system, the decision was made to write off the entire amount in 2012.  Portfolio earnings were also down from the prior year reflecting the continuation of the ultra low Federal Reserve Board’s federal funds target rate which remained at 0.0% to 0.25%.”

In looking ahead, Ms. Cohen commented, “The Housewares/Small Appliance segment continues to be fiercely competitive and under significant cost pressure.  The anticipated reduction in defense requirements resulting from sequestration and the withdrawal from Afghanistan are a major concern for the Defense segment.  Maintaining sales volume will remain an issue at the Absorbent Product’s segment as volume from its former major customer is expected to decline further.  On a more positive note, the Housewares/Small Appliance segment’s diversified products program has been well received and should continue to build in 2013.  The effects of sequestration and the withdrawal from Afghanistan are expected to have little impact in 2013, given the segment’s healthy backlog.  Its customer does retain, however, the right to cancel or modify orders.  The Absorbent Products segment has secured new customers with significant potential whose volume should ultimately, even if not in 2013, more than offset the volume lost from the major customer.  In addition, newly designed briefs with premium features are scheduled for introduction in second half 2013.  The new briefs should enable the segment to secure additional volume at more attractive margins.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/ Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is widely recognized as an innovator of new products. The Defense segment manufactures in the U.S.A. a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment is primarily engaged in the manufacture of private label and PRESTO® branded adult incontinence products in the U.S.A.

	Year Ended December 31

	2012	2011
Net Sales	$472,490,000	$431,021,000
Net Earnings	$38,875,000	$47,968,000
Net Earnings Per Share	$5.64	$6.98
Weighted Shares Outstanding	6,891,000	6,876,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.